Exhibit 99.1
XO Holdings Reports Fourth Quarter and Full Year 2009 Financial Results
HERNDON, VA – March 31, 2010 – XO Holdings, Inc. (OTCBB: XOHO) today announced its 2009 fourth quarter and full year financial and operational results, reporting year-over-year growth in adjusted EBITDA and net income.
Total revenue for 2009 was $1.5 billion, an increase of $43.7 million, or 3.0%, compared to 2008. Adjusted EBITDA (a non-GAAP financial measure) increased 38.7% to $152.6 million for the full year 2009, compared to $110.0 million for 2008. Loss from operations for 2009 was $47.2 million, compared to $84.8 million in 2008. The company recognized a net income of $21.8 million in 2009, compared to a net loss of $75.3 million in 2008. Net income (loss) included net investment gains of $60.0 million and $19.2 million for 2009 and 2008, respectively.
Total revenue for the fourth quarter of 2009 was $375.8 million, an increase of $0.6 million, or 0.2%, compared to the same period last year. Adjusted EBITDA was $43.3 million in the fourth quarter of 2009, compared to $34.4 million in the same period last year. Loss from operations for the fourth quarter 2009 was $13.1 million, compared to $18.7 million in the fourth quarter of 2008. Net income for the fourth quarter 2009 was $13.3 million compared to $21.5 million for the year-ago period. Fourth quarter net income for 2009 and 2008 was impacted by $25.7 million and $30.5 million in net investment gains, respectively.
“In 2009, XO continued to deliver high quality broadband services to businesses and carriers throughout the United States and, as a result, we have seen strong revenue growth, particularly within our core services offerings,” said Carl Grivner, Chief Executive Officer of XO Holdings. “In the year ahead, we’ll continue to execute upon our business strategy and remain focused on advancing high-growth sectors of our business.”
Fourth Quarter and Full Year 2009 Financial Results

($ in millions)	Q4 2009	Q3 2009	Q4 2008	2009	2008
Revenue	$375.8	$382.0	$375.2	$1,521.3	$1,477.6
Adjusted EBITDA (1)	$43.3	$44.1	$34.4	$152.6	$110.0
Adjusted EBITDA % (2)	11.5%	11.5%	9.2%	10.0%	7.4%
Net Income (Loss)	$13.3	$19.0	$21.5	$21.8	$(75.3)
Capital Expenditures	$50.1	$57.2	$42.0	$199.0	$217.0

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2)	Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Core Services
Revenues derived from core broadband services such as high-speed Internet access, Ethernet, IP, private line and wavelength services continued to grow steadily throughout the year, but were partially offset by the planned and anticipated decline in XO’s Legacy/TDM services. In the fourth quarter of 2009, broadband services generated $209.8 million in revenue, up 16.6% compared to the same period last year. For the full year 2009, broadband services generated $798.4 million in revenue, up 19.0% from 2008 and represents 52.5% of total revenue for 2009, compared to 45.4% of total revenue for 2008.
Fourth Quarter and Full Year 2009 Service Revenue

						% Change
						Q4
						2009 -
						Q4	2009 -
($ in millions)	Q4 2009	Q3 2009	Q4 2008	2009	2008	2008	2008
Core Broadband (1)	$209.8	$199.9	$180.0	$798.4	$670.6	16.6%	19.0%
Core Integrated Voice	$59.2	$69.2	$71.7	$271.8	$317.4	-17.4%	-14.4%
Core Total	$269.0	$269.1	$251.7	$1,070.2	$988.0	6.9%	8.3%
Legacy TDM Services	$106.8	$112.9	$123.5	$451.1	$489.6	-13.5%	7.9%
Total Revenue	$375.8	$382.0	$375.2	$1,521.3	$1,477.6	0.2%	3.0%

(1)	Formerly reported as “Core Data and IP Services”
Fourth Quarter Network and Operations Highlights
Throughout 2009, XO continued to execute upon its strategy of providing best-in-class broadband products and services to mid-sized businesses, large enterprises and wholesale customers throughout the United States. Specific to the fourth quarter of 2009, it successfully grew its product portfolio, expanded its network footprint, reached new customers and garnered recognition from some of the industry’s leading organizations and publications.
Most notably, XO’s Business Services division launched its XO Enterprise SIP offering. This new product gives multi-location businesses the flexibility and scalability to transform their distributed voice network architecture into a more centralized and cost-effective VoIP solution. During the fourth quarter of 2009, XO Business Services also expanded its network footprint to include the Inland Empire region of southern California. As the second largest metropolitan area in southern California, the Inland Empire comprises thousands of businesses and more than four million people, making the area ripe with opportunity for XO Business Services.

XO Carrier Services continued to elevate its profile as a tier 1 internet provider of wholesale broadband services to ISPs and carriers. One notable Carrier customer win from the fourth quarter of 2009 included Star View, a supplier of business-ready IP communications solutions. Star View selected XO Carrier Service to provide Dedicated Internet Access and Ethernet over Copper transport services. As a result, Star View is well positioned to offer its customers high-speed, high-capacity VoIP services at competitive prices.
During the fourth quarter of 2009, XO was also recognized by leading technology organizations for its product innovation and information technology (IT) leadership. XO’s Chief Information Officer, Robert Geller, was named one of Computerworld’s Premier 100 IT Leaders for deploying innovative IT solutions that help XO achieve its strategic business objectives. XO also received the New Paradigm Resource Group’s (NPRG) Communications Innovation Award in the “Most Innovative Virtualized Services” category. Specifically, the research firm recognized XO for its leadership in the convergence of software and network infrastructure services and virtualized solutions offerings, including its Software-as-a-Service multi-modal mass notification service, XO Connect.
Corporate Highlights
On July 9, 2009, XO redeemed 304,314 shares of Class A preferred stock from entities unaffiliated with the Chairman of the Company’s Board of Directors (the “Chairman”) at an aggregate purchase price of approximately $18.4 million. On January 15, 2010, XO redeemed all remaining 599,137 shares of Class A preferred stock held by entities unaffiliated with the Chairman at an aggregate purchase price of approximately $41.4 million. ACF Holding is the record holder of the remaining 3,096,549 shares of Class A preferred stock (the “ACF Holding Shares”). XO is required to redeem any outstanding ACF Holding Shares for cash at an aggregate liquidation preference of up to $217.4 million at a date no later than April 15, 2010.
XO’s primary capital needs are to finance the cost of operations, to acquire capital assets in support of the Company’s operations, to fund the redemption of the Class A preferred stock and to take advantage of opportunities to enhance the Company’s competitive position. XO believes that to remain competitive with much larger telecom and cable companies, significant additional capital expenditures will be required to enhance and operate the Company’s fiber network. In order to maintain XO’s competitive position, the Company intends to raise additional capital and continue to explore various alternatives to obtain additional capital. XO continues to believe that these alternatives should not include an issuance of high yield debt because such an issuance would be deleterious to XOH for the following reasons: 1) the high cost of such debt will negatively affect the Company’s ability to compete in the current highly competitive telecommunications environment; and 2) the burdensome restrictive covenants associated with such debt would impair XO’s ability to pursue potential strategic investments and to take advantage of other opportunities which may be necessary for the Company to compete in such environment. In addition, XO believes that certain opportunities exist today in the highly competitive telecommunications industry that may not recur such as, but not limited to, the acquisition of other CLECs. For all the above reasons, XO intends to raise additional capital and continues to explore various alternatives to obtain additional capital in the near future.

About XO Holdings
XOH is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XOH offers customers a broad range of managed voice, data and IP services in 85 metropolitan markets across the United States. For more information, visit www.xo.com.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to execute upon our business strategy, remain focused on advancing high-growth sectors of our business, pursue growth and acquisition opportunities and generate funds from operations or from future financing sufficient to fund our business plan and repay our scheduled obligations. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XO Holdings, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.
This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.

Accompanying financial statements located at
http://www.xo.com/about/Pages/investor.aspx
Contact:
Courtney Harper/Monica Heckman/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5722

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Revenue	$375,839	$375,166	$1,521,288	$1,477,610
Cost of service (exclusive of depreciation and amortization)	212,698	218,901	879,979	871,445
Selling, general and administrative	120,009	122,085	489,427	497,616
Depreciation and amortization	50,551	48,713	180,144	189,228
Impairment of LMDS Licenses	—	—	8,282	—
Loss on disposal of assets	5,699	4,171	10,688	4,134

Total costs and expenses	388,957	393,870	1,568,520	1,562,423

Loss from operations	(13,118)	(18,704)	(47,232)	(84,813)

Investment gain, net	25,695	30,489	59,986	19,187
Interest income (expense), net	521	4,680	10,276	(13,924)
Other income	—	2	—	257

Net income (loss) before income taxes	13,098	16,467	23,030	(79,293)

Income tax benefit (expense)	167	4,995	(1,195)	4,012

Net income (loss)	13,265	21,462	21,835	(75,281)

Preferred stock accretion	(20,318)	(19,316)	(79,642)	(41,794)

Net income (loss) allocable to common shareholders	$(7,053)	$2,146	$(57,807)	$(117,075)

Net income (loss) allocable to common shareholders per common share, basic and diluted	$(0.04)	$0.01	$(0.32)	$(0.64)

Weighted average shares, basic and diluted	182,075	182,075	182,075	182,075

Total adjusted EBITDA	$43,267	$34,439	$152,565	$109,994

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2009	2008
Cash and cash equivalents	$363,159	$256,747
Marketable and other securities	1,320	117,148
Accounts receivable, net	153,745	152,622
Other current assets	29,248	41,200
Property and equipment, net	749,930	724,404
Broadband wireless licenses and other intangibles, net	45,233	53,515
Other assets, net	67,123	30,348

Total assets	$1,409,758	$1,375,984

Accounts payable and other current liabilities	$297,799	$314,903
Other long-term liabilities	125,731	84,930
Class A convertible preferred stock	255,011	259,948
Class B convertible preferred stock	614,912	573,795
Class C perpetual preferred stock	223,958	200,877
Total stockholders’ deficit	(107,653)	(58,469)

Total liabilities, preferred stock and stockholders’ deficit	$1,409,758	$1,375,984

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) before income taxes	$13,098	$19,584	$16,467	$23,030	$(79,293)

Depreciation and amortization	50,551	43,288	48,713	180,144	189,228

Loss on disposal of assets	5,699	912	4,171	10,688	4,134

Impairment of LMDS licenses	—	—	—	8,282	—

Investment gain, net	(25,695)	(16,271)	(30,489)	(59,986)	(19,187)

Interest (income) expense, net	(521)	(3,556)	(4,680)	(10,276)	13,924

Other income	—	—	(2)	—	(257)

EBITDA	43,132	43,957	34,180	151,882	108,549

Stock-based compensation	135	128	259	683	1,445

Adjusted EBITDA	$43,267	$44,085	$34,439	$152,565	$109,994